UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2014

Skystar Bio-Pharmaceutical Company

(Exact name of registrant as specified in its charter)

Nevada	001-34394	33-0901534
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

4/F Building B Chuangye Square, No. 48 Keji Road,

Gaoxin District, Xi’an, Shaanxi Province, P.R. China

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:                              (8629) 8819-3188

N/A
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14c))

Item 1.01	Entry Into a Material Definitive Agreement.

On July 15, 2014, Skystar Bio-Pharmaceutical Company (the “Company”), entered into a Securities Purchase Agreement with an institutional investor (the “SPA”), pursuant to which the Company agreed to sell an aggregate of $5 million of registered securities of the Company in a registered direct offering.  Pursuant to the terms of the SPA, the investor shall purchase from the Company 790,514 shares of common stock, 1,000 shares of preferred stock and warrants to purchase up to 247,036 shares of common stock.  Each share of common stock and accompanying warrant will be sold at a negotiated price of $5.06 with a maximum offering of $4 million. Each share of preferred stock and accompanying warrant will be sold at a negotiated price of $1,000 with a maximum offering of $1 million. The convertible preferred stock has an aggregate stated value of $1 million and a conversion price of $5.06 and carries no dividend rights.  The investor warrants will have an exercise price of $6.25 per share, will be exercisable six months following issuance and will expire twelve months from the initial exercise date.

The Offering is expected to close on or about July 21, 2014, subject to the satisfaction of customary closing conditions.

The securities will be issued pursuant to a prospectus supplement dated as of July 16, 2014, which will be filed with the Securities and Exchange Commission, or the SEC, in connection with a takedown from the Company’s shelf registration statement on Form S-3 (File No. 333-192657), which became effective on December 18, 2013, and the base prospectus dated as of December 18, 2013 contained in such registration statement.

H.C. Wainwright & Co., LLC (the “Placement Agent”) acted as the exclusive placement agent in connection with this offering. Pursuant to the terms of the engagement agreement with the Placement Agent dated as of July 14, 2014 (the “Engagement Agreement”), for its services, the Placement Agent will receive cash compensation in the amount of approximately $320,000, and approximately $50,000 as reimbursement for unaccountable expenses. We are also registering warrants to purchase up to 29,644 shares of our common stock (and the shares of common stock issuable from time to time upon exercise of these warrants) issuable to the placement agent in this offering. The placement agent warrants shall have substantially the same terms as the investor warrants in this offering, except that such warrants will have an exercise price equal to 125% of the per share public offering price and have a term of exercise equal to 2 1/2 years from the closing of this offering.

Copies of the Engagement Agreement, the SPA Agreement and the form investor warrant are filed as Exhibits 1.1, 10.1 and 4.1, respectively, to this Current Report and are incorporated by reference herein. The foregoing summaries of such documents are subject to, and qualified in their entirety by reference to, such exhibits. Such agreements and documents contain representations and warranties that the parties made to, and solely for the benefit of, the others in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of such agreements, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the SEC.

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The net proceeds to the Company from this offering, before deducting placement agents’ fees and expenses and the Company’s estimated expenses, are expected to be approximately $4.6 million.

Warning Concerning Forward Looking Statements

This Current Report on Form 8-K contains statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. These forward looking statements are based upon the Company’s present intent, beliefs or expectations, but forward looking statements are not guaranteed to occur and may not occur for various reasons, including some reasons which are beyond the Company’s control. For example, this Report states that the Offering is expected to close on or about July 21, 2014. In fact, the closing of the Offering is subject to various conditions and contingencies as are customary in placement agency and securities purchase agreements in the United States. If these conditions are not satisfied or the specified contingencies do not occur, this Offering may not close. For this reason, among others, you should not place undue reliance upon the Company’s forward-looking statements. Except as required by law, the Company undertakes no obligation to revise or update any forward looking statements in order to reflect any event or circumstance that may arise after the date of this Report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

1.1	Engagement Agreement, dated as of July 14, 2014, between the Company and H.C. Wainwright & Co., LLC.
4.1	Form of Warrant.
5.1	Opinion of Emmel & Klegerman PC.
10.1	Form of Securities Purchase Agreement, dated July 16, 2014.
23.1	Consent of Emmel & Klegerman PC (contained in Exhibit 5.1).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 16, 2014

Skystar Bio-Pharmaceutical Company

By:	/s/ Bing Mei
Bing Mei, Chief Financial Officer

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